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                                                               EXHIBIT (a)(2)
                                                               TO SCHEDULE 13E-3


                             CHASE SECURITIES INC.
                                270 Park Avenue

                           New York, New York  10017

                                                     February 2, 1999

Vestar Capital Partners III, L.P.
245 Park Avenue
41st Floor
New York, NY  10167-4098

Attention:  Sander M. Levy

Vestar Capital Partners III, L.P.
17th Street Plaza
1225 17th Street, Suite 1660
Denver, CO 80202

Attention:  James P. Kelley
            Christopher Henderson


Gentlemen:

          You have advised Chase Securities Inc. ("CSI") that Vestar Capital
                                                   ---
Partners III, L.P. ("Vestar") proposes to acquire (the "Acquisition") St. John
                     ------                             -----------
Knits, Inc., a California corporation (the "Company").  You have further advised
                                            -------
us that immediately prior to the Acquisition, a wholly owned subsidiary ("Merger
                                                                          ------
Sub") of St. John Knits International, Incorporated, a wholly owned subsidiary
---
of the Company ("SJKI"), will merge with and into the Company, with the Company
                 ----
being the surviving corporation (the "Reorganization").  In connection with the
                                      --------------
Reorganization, the existing stockholders of the Company will exchange their shares of common stock of the Company ("Company Common Stock") for shares of
                                        --------------------
common stock of SJKI ("SJKI Common Stock"), resulting in the Company becoming a
                       -----------------
wholly owned subsidiary of SJKI. You have further advised us that, in connection with the Acquisition, (a) Vestar will form a limited liability company ("Holdco"), which will form a subsidiary ("Newco") and (b) immediately
          ------                                   -----
prior to the Reorganization (i) Vestar and certain co-investors reasonably satisfactory to CSI will contribute approximately $153,637,000 of cash equity to Holdco in consideration for the issuance of an 84.1% limited liability company interest in Holdco ("Holdco Interest"), (ii) certain members of management of
                     ---------------
the Company (the "Gray Management") will contribute approximately 1,206,000
                  ---------------
shares of Company Common Stock to Holdco in consideration for approximately $7,110,000 and the issuance of an aggregate 15.9% Holdco Interest (having an aggregate value of approxi-
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mately $29,069,000) and (iii) Holdco will contribute approximately $146,527,000 of cash equity to Newco in consideration for the issuance of 100% of the common stock of Newco. You have further advised us that certain members of management of the Company may be offered the opportunity to purchase SJKI Common Stock from SJKI representing not more than 5% of the outstanding capital stock of SJKI and that any such purchase would reduce the amount of Vestar's contribution to Holdco and may be funded by loans from Vestar. You have further advised us that in connection with the Acquisition, Newco, SJKI, the Company and Merger Sub will enter into an agreement and plan of merger (the "Merger Agreement"), pursuant to
                                                 ----------------
which (a) SJKI will obtain senior secured credit facilities (the "Facilities")
                                                                  ----------
consisting of a $155,000,000 term loan and a $25,000,000 revolving credit facility, (b) SJKI will issue up to $160,000,000 principal amount of its senior subordinated notes (the "Notes") in a public offering or in a Rule 144A offering
                         -----
or other private placement (which Notes will be guaranteed, on a senior subordinated basis, by the Company and those subsidiaries of SJKI that guarantee or otherwise provide credit support for the Facilities), (c) Newco will merge with and into SJKI (the "Merger"), (d) at the effective time of the Merger, the
                         ------
outstanding shares of capital stock of SJKI held by its stockholders (the "Sellers") (other than the shares held by Holdco, which will be canceled) will
 -------
be converted into a combination of aggregate cash consideration equal to approximately $447,581,000 and 456,000 shares of SJKI Common Stock, such that, following the Merger, certain of the Sellers will continue to own approximately 7.0% of the outstanding capital stock of SJKI having an aggregate value of approximately $13,684,000, (e) at the effective time of the Merger, outstanding in the money options to buy shares of SJKI Common Stock will be cashed out for an aggregate amount of approximately $14,003,000, (f) at the effective time of the Merger, the outstanding shares of capital stock of Newco held by Holdco will be converted into SJKI Common Stock representing approximately 93.0% of the outstanding capital stock of SJKI having an aggregate value of approximately $182,706,000, and (g) SJKI will pay transaction costs and expenses in connection with the foregoing in an amount not to exceed $20,000,000 (the foregoing transactions are collectively referred to herein as the "Transactions"). You
                                                         ------------
have asked us to assist you in raising a portion of the funds required to consummate the Transactions through the sale or placement of up to $160,000,000 of Notes.

          We are pleased to inform you that, based upon our understanding of the Transactions as described by you, current market conditions, and subject to the conditions set forth below, we are highly confident of our ability, as lead manager, to sell or place the Notes in connection with the Transactions.

          The structure, covenants and terms (including as to credit support) of the Notes will be as determined by CSI in consultation with you, and subject to your prior agreement, on terms
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                                      -3-

mutually acceptable to both parties based on market conditions at the time of the sale or placement and based on the structure and documentation of the Transactions.

          Our confidence in our ability to consummate the sale or placement of the Notes is also subject to (i) (a) CSI and its representatives not having discovered or otherwise becoming aware of any information not previously disclosed to them that they believe to be materially adversely inconsistent with their understanding, based on the information provided to them prior to the date hereof, of the business, assets, operations, prospects or condition (financial or otherwise) of SJKI, the Company and its subsidiaries, and (b) CSI and its representatives having received reasonably satisfactory audits with respect to the amount and nature of any environmental exposures to which the Company and its subsidiaries may be subject; (ii) consummation of the Transactions, and related financings, on terms and pursuant to documentation reasonably consistent with the terms described to CSI and reasonably satisfactory to CSI; (iii) there not occurring any material adverse change in or affecting the business, assets, operations, prospects or condition (financial or otherwise) of SJKI, the Company and its subsidiaries, taken as a whole, since November 1, 1998; (iv) the availability of (a) reasonably satisfactory unaudited financial statements for the Company for each fiscal quarter, and monthly balance sheets and statements of income for the Company for each fiscal month, in each case ending after November 1, 1998 and (b) pro forma financial statements of the Company and SJKI after giving effect to the Transactions, which financial statements shall not be materially inconsistent with the forecasts previously provided to CSI and shall be in form and presentation as required by the Securities Act of 1933, as amended, and the rules and regulations thereunder applicable to registration statements filed thereunder; (v) there not having been any material disruption or material adverse change in the market for new issues of high yield securities or the financial or capital markets in general, in the reasonable judgment of CSI; (vi) CSI having a reasonable time to market the Notes based on CSI's experience in comparable transactions; (vii) the Pro Forma Leverage Ratio of SJKI for the latest 12 months ending immediately prior to the Closing Date shall be no greater than 5.25:1.00 (calculated in a manner reasonably satisfactory to CSI and in a manner consistent with the financial models previously furnished to
CSI); (viii) there not existing any pending or threatened claim, suit or proceeding by any governmental or regulatory authority (other than any pending claim, suit or proceeding on the date hereof previously identified to CSI) which CSI shall reasonably determine could have a materially adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, after giving effect to the Transactions and (ix) the
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                                      -4-

receipt of all necessary governmental, regulatory and material third party approvals or consents in connection with the Transactions.

          This letter is not intended to be and should not be construed as a commitment or undertaking with respect to the underwriting, sale or placement of the Notes on a principal or agency basis.

          This letter is delivered to you on the understanding that neither this letter nor any of its terms or substance shall be disclosed, directly or indirectly by you, to any other person except (i) you may disclose this letter
(a) to your officers who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof) or (c) in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended and (ii) you may disclose this letter, and its terms and substance to the Company (including its Board of Directors and any committee thereof), SJKI (including its Board of Directors and any committee thereof), Robert E. Gray, Marie Gray, Kelly A. Gray and their respective attorneys and advisors on a confidential basis in connection with the Transactions.
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                                      S-1


          We are very pleased to be able to work with you on these Transactions and look forward to its successful completion.

                              Very truly yours,

                              CHASE SECURITIES INC.

                              By: /s/    JOSEPH C. PURCELL
                                         -------------------------------
                                  Name:  Joseph C. Purcell
                                  Title: Vice President